Exhibit 99.1

Solta Medical Reports Fourth Quarter and Full Year 2008 Results

HAYWARD, Calif., February 23 — Solta Medical, Inc. (Nasdaq: SLTM), a global leader in the medical aesthetics market, today announced financial results for the fourth quarter and full year ended December 31, 2008. Revenue for the fourth quarter was $9.5 million and includes revenue from the sale of Fraxel products post-acquisition of Reliant Technologies, Inc. on December 23, 2008. On a pro forma combined basis as if the acquisition of Reliant Technologies was effective as of October 1, 2008, revenue for the fourth quarter would have been $20.1 million, which is based on Thermage standalone revenue of $8.7 million and Reliant standalone revenue of $11.4 million. This compares to revenue for both companies of $35.5 million in the fourth quarter of 2007 on a pro forma combined basis. On a pro forma combined basis, domestic revenue decreased 42% and international revenue fell 46% from the fourth quarter of 2007.

Gross margin for the quarter was $6.1 million, or 64.4% of revenue. The gross margin includes charges for excess and obsolete inventory of $355,000, loss on disposal of assets of $211,000, purchase price related adjustments from the Reliant acquisition of $263,000, and severance expense of $54,000. Fourth quarter operating expenses were $21.7 million and includes a charge for acquired in-process R&D from the Reliant acquisition of $9.1 million, severance and merger related integration expenses of $1.3 million, stock based compensation charges of $0.9 million, and loss on disposal of assets of $157,000.

The fourth quarter non-GAAP loss before interest, taxes, depreciation and amortization (EBITDA) and excluding the charges related to the Reliant acquisition and stock based compensation was approximately $3.5 million.

“Our fourth quarter results were in-line with the preliminary results provided in late January and illustrate the impact of the overall economic environment on our industry,” said Stephen J. Fanning, Chairman of the Board, President and CEO of Solta Medical. “At the same time, we are constantly evaluating ways to maximize our opportunities in the marketplace and have implemented a number of initiatives. For example, we have responded to the tight worldwide credit market by expanding our partner program to include new customer rental programs for both Thermage and Fraxel systems. In addition, with the successful integration of Reliant Technologies and Thermage operations, we have expanded the partner program to include Fraxel consumables and we’re offering incentives to doctors who become both Fraxel and Thermage customers. We’re also executing on our new product road map and continue to generate a strong market response to the new Body Tip 16.0 for the Thermage NXT.”

“As we look forward to 2009, while we expect the current market environment to remain quite challenging, we are confident about the potential of Solta Medical,” continued Mr. Fanning. “By combining the two companies, we remain on track to realize approximately $19 million in cost synergies. Additionally, we continue to achieve strong average selling prices on systems and disposables. We believe that with our cost cutting initiatives, we have the financial resources needed to execute our operating plans and achieve our financial goals for 2009. As a result, we believe we are very well positioned to capitalize on any improvement in market conditions,” Mr. Fanning concluded.

Financial Goals for 2009

The Company reiterated the following financial goals for 2009:

•	Realize approximately $19 million in cost synergies as a result of the acquisition of Reliant Technologies, Inc.

•	Generate positive cash flow from operations and positive EBITDA for the full year

•	Achieve a non-GAAP gross margin of 70% for the year excluding non-cash amortization charges

Non-GAAP Presentation

To supplement the condensed consolidated financial information presented on a GAAP basis, management has provided non-GAAP operating income (loss), non-GAAP EBITA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share measures that exclude the impact of acquired in-process R&D, purchase price related adjustments, severance costs, merger related integration expense, stock-based compensation expenses and loss on investments, all net of income taxes. The Company believes that these non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of the Company’s ongoing operating results and trends, compared with historical results. This presentation is also consistent with management’s internal use of the measures, which it uses to measure the performance of ongoing operating results, against prior periods and against our internally developed targets. There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation of non-GAAP financial measures attached to this release.

Conference Call Information

Solta Medical will host a conference call and webcast today, Monday, February 23, 2009, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific) to discuss the financial results and current corporate developments. The dial-in number for the conference call is 800-218-0204 for domestic participants and 303-228-2960 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain accessible for seven days. This replay can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers. Both callers will need to use the Passcode 11125653#. To access the live webcast of the call, go to Solta Medical’s website at www.solta.com and click on Investor Relations. An archived webcast will also be available at www.solta.com.

About Solta Medical, Inc.

Solta Medical, Inc. is a global leader in the medical aesthetics market providing innovative, safe, and effective anti-aging solutions for patients that enhance and expand the practice of medical aesthetics for physicians.

The company offers products to address aging skin under the industry’s two premier brands: Thermage(R) and Fraxel(R). Thermage is an innovative, non-invasive radiofrequency procedure for tightening and contouring skin. As the leader in fractional laser technology, Fraxel delivers minimally invasive clinical solutions to resurface aging and sun damaged skin. Since 2002, over one million Thermage and Fraxel procedures have been performed in nearly 80 countries. Thermage and Fraxel are the perfect complement for any aesthetic practice. For more information about Solta Medical, call 1-877-782-2286 or log on to www.Solta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our expectations regarding the market environment, our positioning to capitalize on improvements in the market environment, the adequacy of our financial resources and our financial goals for 2009. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Solta Medical’s actual results to differ materially from the statements contained herein. Factors that might cause such a difference include the possibility that the development and release of new products and initiatives do not proceed as anticipated, the market for the sale of these new products and initiatives does not develop as expected, the remaining risks and uncertainties with the integration process, the risks related to our future liquidity if we fail to achieve adequate levels of revenue or sustained profitability, if unanticipated expenses or other uses of cash arise or if we are not able to maintain compliance with borrowing facility covenants and the risks relating to Solta Medical’s ability to achieve its stated financial goals as a result of, among other things, economic conditions and consumer and physician confidence causing changes in consumer and physician spending habits that affect demand for our products and treatments. Further information on potential risk factors that could affect Solta Medical’s business and its financial results are detailed in its Form 10-K for the year ended December 31, 2007, its Form 10-Q for the quarter ended September 30, 2008 and other reports as filed from time to time with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Thermage undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

SOURCE Solta Medical, Inc.

CONTACT:

Jack Glenn, Chief Financial Officer of Solta Medical, Inc.,

+1-510-786-6890; or

investors,

Doug Sherk,

or Jenifer Kirtland, jkirtland@evcgroup.com,

both of EVC Group, +1-415-896-6820, for Solta Medical, Inc.

Web Site: http://www.Solta.com

Solta Medical, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net revenue	$9,549	$16,582	$56,681	$63,101
Cost of revenue	3,404	3,895	15,066	15,976

Gross margin	6,145	12,687	41,615	47,125

Operating expenses:
Sales and marketing	6,671	6,990	27,001	26,195
Research and development	2,448	2,119	9,502	9,099
Acquired in-process R&D	9,060	—	9,060	—
General and administrative	3,489	3,138	13,662	11,300

Total operating expenses	21,668	12,247	59,225	46,594

Income (loss) from operations	(15,523)	440	(17,610)	531
Interest and other income	553	674	2,334	2,520
Interest expense	(15)	—	(15)	—
Loss on investments	(225)	—	(1,088)	—

Income (loss) before income taxes	(15,210)	1,114	(16,379)	3,051
Provision for income taxes	166	(124)	(9)	(271)

Net income (loss)	$(15,044)	$990	$(16,388)	$2,780

Net income (loss) per share — basic	$(0.57)	$0.04	$(0.67)	$0.12

Net income (loss) per share — diluted	$(0.57)	$0.04	$(0.67)	$0.11

Weighted average shares outstanding used in calculating net income (loss) per share:
Basic	26,393,189	23,508,356	24,506,673	23,241,031

Diluted	26,393,189	24,847,858	24,506,673	24,884,458

Solta Medical, Inc.

NON-GAAP RECONCILIATION OF OPERATING INCOME (LOSS), EBITDA, NET INCOME (LOSS) AND

NET INCOME (LOSS) PER SHARE

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Income (loss) from operations	$(15,523)	$440	$(17,610)	$531
Non-GAAP adjustments to income (loss) from operations:
Acquired in-process R&D	9,060	—	9,060	—
Purchase price related adjustments	290	—	290	—
Severance expenses	977	—	977	—
Merger related costs	353	—	1,487	—
Stock-based compensation	891	1,093	3,680	4,798

Non-GAAP income (loss) from operations	(3,952)	1,533	(2,116)	5,329
Depreciation expenses	407	318	1,405	1,386

Non-GAAP EBITDA excluding charges related to Reliant acquisition and stock-based compensation	$(3,545)	$1,851	$(711)	$6,715

GAAP net income (loss)	$(15,044)	$990	$(16,388)	$2,780
Non-GAAP adjustments to net income (loss):
Acquired in-process R&D, net of taxes	9,060	—	9,060	—
Purchase price related adjustments, net of taxes	290	—	290	—
Severance expenses, net of taxes	977	—	977	—
Merger related costs, net of taxes	353	—	1,487	—
Stock-based compensation, net of taxes	891	1,093	3,680	4,798
Loss on investments, net of taxes	225	—	1,088	—

Non-GAAP net income (loss)	$(3,248)	$2,083	$194	$7,578

GAAP basic net income (loss) per share	$(0.57)	$0.04	$(0.67)	$0.12
Non-GAAP adjustments to basic income (loss) per share:
Acquired in-process R&D	0.34	—	0.37	—
Purchase price related adjustments	0.01	—	0.01	—
Severance	0.05	—	0.04	—
Merger related costs	0.01	—	0.06	—
Stock-based compensation	0.03	0.05	0.15	0.21
Loss on investments	0.01	—	0.05	—

Non-GAAP basic net income (loss) per share	$(0.12)	$0.09	$0.01	$0.33

Non-GAAP diluted net income (loss) per share	$(0.12)	$0.08	$0.01	$0.30

GAAP weighted average shares outstanding used in calculating basic net income (loss) per share	26,393,189	23,508,356	24,506,673	23,241,031
Adjustments for dilutive potential common stock	—	1,867,695	1,044,290	2,198,587

Weighted average shares outstanding used in calculating non-GAAP diluted net income (loss) per share	26,393,189	25,376,051	25,550,963	25,439,618

Solta Medical, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of dollars, except share and per share data)

(Unaudited)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$7,555	$13,650
Marketable investments	17,870	38,707
Accounts receivable, net	5,119	4,809
Inventories, net	18,304	6,639
Prepaid expenses and other current assets	2,900	1,782

Total current assets	51,748	65,587
Property and equipment, net	6,841	3,000
Purchased intangible assets, net	40,999	—
Goodwill	48,088	—
Other assets	247	140

Total assets	$147,923	$68,727

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$8,064	$1,341
Accrued liabilities	14,629	6,850
Current portion of deferred revenue	3,658	1,544
Current portion of notes payable and other obligations	12,404	—
Customer deposits	288	18

Total current liabilities	39,043	9,753
Deferred revenue, net of current portion	688	601
Long-term debt, less current portion	33	—
Other liabilities	330	255

Total liabilities	40,094	10,609

Stockholders’ equity:
Common stock, $0.001 par value:
100,000,000 shares authorized 47,758,823 and 23,605,415 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	48	24
Additional paid-in capital	165,680	99,588
Deferred stock-based compensation	(2)	(4)
Accumulated other comprehensive income (loss)	—	19
Accumulated deficit	(57,897)	(41,509)

Total stockholders’ equity	107,829	58,118

Total liabilities and stockholders’ equity	$147,923	$68,727